Exhibit 10.4
AMENDMENT NO.1
TO THE WEBSTER BANK
SUPPLEMENTAL DEFINED CONTRIBUTION PLAN
FOR EXECUTIVE OFFICERS

The Webster Bank Supplemental Defined Contribution Plan for Executive Officers, as adopted on October 20, 2008 effective as of October 20, 2008, is hereby amended as follows:
(1)Effective as of the date of adoption of this amendment, Section 3.6(a)(ii) of the Plan is deleted and the following is substituted in lieu thereof:
(ii)Amounts credited to the Participant's Installment Subaccount shall be distributed in ten substantially equal, annual installments, commencing at the time determined pursuant to Section 3.5. Each installment shall be equal to the balance credited to the Installment Subaccount multiplied by a fraction, the numerator of which is one and the denominator of which is ten minus the number of annual installments previously paid to the Participant (so that the first installment will be 1/10th of the account, the second installment will be 1/9th of the account, and so on).
If a Participant is entitled to receive installment payments due to a Separation from Service pursuant to Section 3.5(a), the installment payments shall be paid in accordance with either the Payment Anniversary Rule or the Separation Anniversary Rule, as elected by the Bank prior to the Participant's Separation from Service. In no event may the Participant, either directly or indirectly, elect the method for paying the installment payments.
(A)Under the Payment Anniversary Rule, installments will be paid on the first day of the month coinciding with or next following the date that is six months after his or her Separation from Service, and annually on each subsequent anniversary of such date until the ten installments have been paid.
(B)Under the Separation Anniversary Rule, the installment payment to which the Participant would otherwise have been entitled if installment payments had commenced on the first day of the month coinciding with or next following the date of his or her Separation from Service will be segregated as of such date, credited with earnings and losses, and paid on the first day of the month coinciding with or next following the date that is six months after his or her Separation from Service. The remainder of the installments shall be paid to the Participant annually on each subsequent anniversary of the first day of the month coinciding with or next following the date of his or her Separation from Service until the ten installments have been paid.
If a Participant begins to receive installment payments but he or she dies before his or her entire Installment Subaccount has been distributed, the remaining installment payments shall be made to the Participant's Beneficiary.
If a Participant dies before beginning to receive his or her installment payments, the first installment will be paid to the Beneficiary on the first day of the month coinciding with or next following the date that is sixty (60) days after the Participant's death. Subsequent installments shall be paid to the Beneficiary annually on each subsequent anniversary of such date until the ten installments have been paid.
(2)All section numbers and cross references thereto are appropriately amended to effectuate the intention of the foregoing amendments.

Dated this 23rd day of April, 2009

WEBSTER BANK, NATIONAL ASSOCIATION

/s/ James C. Smith
Chief Executive Officer